UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20459

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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PAB BANKSHARES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PAB BANKSHARES, INC.
3250 North Valdosta Road
Valdosta, Georgia 31602
(229) 241-2775
NASDAQ: PABK

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on May 22, 2007

To the Shareholders of PAB Bankshares, Inc.:

The Annual Meeting of Shareholders (the “Annual Meeting”) of PAB Bankshares, Inc. (the “Company”) will be held at the Company's offices located at 3250 North Valdosta Road, Valdosta, Georgia 31602 on Tuesday, May 22, 2007 at 10:00 a.m., local time, for the following purposes:

1.	To elect four members to the Board of Directors to serve three-year terms expiring at the Annual Meeting of Shareholders in 2010.

2.	To ratify the appointment of Mauldin & Jenkins, LLC as our independent auditors for the fiscal year 2007.

3.	To consider such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The Board of Directors has set April 5, 2007 as the record date for the Annual Meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors

James L. Dewar, Jr.
Chairman of the Board

Valdosta, Georgia
April 20, 2007

YOUR PROXY IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY COMPLETING, SIGNING AND MAILING THE ENCLOSED PROXY CARD TO THE COMPANY IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE. YOUR PROXY MAY BE REVOKED, IF YOU CHOOSE, AT ANY TIME PRIOR TO THE VOTE BEING TAKEN AT THE ANNUAL MEETING.

PROXY STATEMENT

PAB BANKSHARES, INC.
3250 North Valdosta Road
Valdosta, Georgia 31602
(229) 241-2775
NASDAQ: PABK

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of PAB Bankshares, Inc. (the “Company”) of proxies from the shareholders of the Company for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 22, 2007 at 10:00 a.m., local time, at the Company’s offices located at 3250 North Valdosta Road, Valdosta, Georgia 31602. The Company operates through its bank subsidiary, The Park Avenue Bank (the “Bank”).

The enclosed proxy is for use at the Annual Meeting if a shareholder is unable to attend the Annual Meeting in person or wishes to have his or her shares voted by proxy, even if he or she attends the Annual Meeting. The proxy may be revoked by the person giving it at any time before its exercise, either by notice to the Secretary of the Company, by submitting a proxy having a later date, or by such person appearing at the Annual Meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation and not revoked before their exercise will be voted in the manner specified therein. If a proxy is signed and no specification is made, the shares represented by the proxy will be voted in favor of each of the proposals described in this Proxy Statement and in accordance with the best judgment of the persons exercising the proxy with respect to any other matters properly presented for action at the Annual Meeting.

This Proxy Statement and the enclosed proxy card are being mailed to the Company’s shareholders on or about April 20, 2007.

The Board of Directors of the Company has set April 5, 2007 as the record date for the Annual Meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting. As of April 5, 2007, there were 9,516,047 shares of common stock of the Company issued and outstanding.

In order to establish a quorum for the transaction of business at the Annual Meeting, the holders of a majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting must be present in person or represented by proxy. Abstentions will be treated as present for purposes of determining a quorum. Shares held by a broker as nominee (i.e., in “street name”) that are represented by proxies at the Annual Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from a beneficial owner of the shares (“broker non-votes”), will also be treated as present for quorum purposes. Each share of common stock of the Company is entitled to one vote on each matter to come before the Annual Meeting.

In addition to this solicitation by mail, the officers and employees of the Company, without additional compensation, may solicit proxies in favor of the proposals if deemed necessary, by personal contact, letter, telephone or other means of communication. Brokers, nominees and other custodians and fiduciaries will be requested to forward proxy solicitation material to the beneficial owners of the shares of common stock of the Company where appropriate, and the Company will reimburse them for their reasonable expenses incurred in connection with such transmittals. The costs of solicitation of proxies for the Annual Meeting will be borne by the Company.

PROPOSAL ONE:
ELECTION OF DIRECTORS

The Company’s Board of Directors has nominated four persons for election as directors at the Annual Meeting to hold office until the 2010 Annual Meeting of Shareholders. Each person nominated shall hold office until the term of the class of directors for which he has been elected expires and until his successor is duly elected and qualified, or until his earlier death, resignation, incapacity to serve, or removal.

The members of the Company’s Board of Directors are elected by the shareholders. The directorships of the Company are divided into three classes, with the members of each class generally serving three-year terms. The Company’s Board of Directors presently consists of 14 members. However, both Bill J. Jones and John M. Simmons, III will retire at the Annual Meeting and therefore will not stand for re-election. The Board of Directors has nominated one individual, David K. Williams, to stand for election at the Annual Meeting that is not currently on the Board. The Board will be reduced from 14 members to 13 members to eliminate any vacancy on the Board. The four director nominees and the nine incumbent members of the Board of Directors whose term of office will continue beyond the Annual Meeting are listed below.

Nominees with Term Expiring at the 2010 Annual Meeting:
James B. Lanier, Jr.
Douglas W. McNeill
F. Ferrell Scruggs, Sr.
David K. Williams
Directors with Term Expiring at the 2009 Annual Meeting:
Walter W. Carroll II
James L. Dewar, Jr.
John E. Mansfield, Jr.
Joe P. Singletary, Jr.
Directors with Term Expiring at the 2008 Annual Meeting:
R. Bradford Burnette
Michael H. Godwin
Kennith D. McLeod
Paul E. Parker
M. Burke Welsh, Jr.

Vote Required

If for any reason any nominee should become unable or unwilling to accept nomination or election, the persons voting the proxies will vote for the election of another nominee designated by the Company’s Board of Directors. Management of the Company has no reason to believe that any nominee will not serve, if elected. With regard to the election of directors, votes may be cast for, or votes may be withheld from, each nominee. The proposal to elect directors to serve as members of the Company’s Board of Directors requires the affirmative vote of a plurality of the shares of common stock of the Company present, in person, or represented by proxy at the Annual Meeting. Votes that are withheld, abstentions, and broker non-votes will have no effect on the election of directors.

Nominations for Election and Information Regarding Directors

Set forth below is information about each nominee director for election to a term of office expiring at the 2010 Annual Meeting of Shareholders and each incumbent director whose term of office expires at the Annual Meetings of Shareholders in 2008 or 2009.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO
ELECT AS DIRECTORS THE NOMINEES NAMED BELOW.

NOMINEES FOR ELECTION AS DIRECTORS
Term Expiring at the 2010 Annual Meeting of Shareholders

JAMES B. LANIER, JR.
Consultant Forester
Director since 1998
Age 60

Mr. Lanier is a partner in Lanier-Brookins, Inc., a forestry consulting firm. Mr. Lanier was a founding director of Eagle Bancorp, Inc., the holding company for Eagle Bank and Trust, of Statesboro, Georgia, from 1990 to 1998, when it was acquired by the Company. He has served as a director of the Bank since 2001 and as a director of Eagle Bank and Trust from its founding in 1990 until its merger into the Bank in January 2002. Mr. Lanier has served as a member of the Company’s Audit Committee since April 2002 and as a member of the Company’s Governance Committee since February 2005.

DOUGLAS W. MCNEILL
Real Estate Executive
Director since 2005
Age 64

Mr. McNeill is the President of Case Pomeroy Properties, a subsidiary of Case, Pomeroy and Company, Inc. Case Pomeroy Properties is a real estate development and investment firm located in Jacksonville Beach, Florida. In December 2006, Mr. McNeill was elected to the Board of Directors of Case, Pomeroy and Company, Inc., a publicly traded company. Mr. McNeill has been involved in the real estate industry for more than 30 years as a senior level executive directing multi-million dollar developments and investments. He also serves as a director of the Real Estate Advisory Committee of the Reinhold Corporation and a member of the Investment Committee of the Levitt Corporation. In addition, he is a director of Kent State University Foundation and a past director of Leadership Florida and the Florida Chamber of Commerce. Since March 2005, Mr. McNeill has served on the Bank’s Loan Committee and the Company’s Compensation Committee.

F. FERRELL SCRUGGS, SR.
Retired Construction Executive
Director since 1989
Age 68

In 2002, Mr. Scruggs retired as Chairman of the Board of Directors of The Scruggs Company, a road construction company headquartered in Valdosta, Georgia, where he had worked for 37 years. Mr. Scruggs also served as the Vice President and Secretary of Civiltec, Inc., another road construction company, from 2002 until 2003. Mr. Scruggs was a director of the Bank from 1989 until 1999 and was reelected a director in 2001. He has served as Chairman of the Bank’s Loan Committee since 2002 and as a member since 2001, as Chairman of the Company’s Nominating and Governance Committee from March 2004 to February 2005 when it was dissolved, and as Chairman of the Company’s Nominating Committee since February 2005.

DAVID K. WILLIAMS
Real Estate Executive
Age 46

Mr. Williams is President of Killearn Properties, Inc. of Georgia and Vice President and Director of its parent company, Killearn, Inc. Mr. Williams has served in various management capacities with Killearn and related entities since 1983. From 1993 to 1997, Mr. Williams served as Chief Financial Officer of Killearn Properties, Inc. when it was listed on the American Stock Exchange (under the stock symbol “KPI”). No longer publicly-owned and currently headquartered in Stockbridge, Georgia, Killearn, Inc. and its related entities have developed several golf course communities in Metro Atlanta, North Georgia and Tallahassee, Florida over the past four decades. Mr. Williams is also active as a member of the Henry County Council for Quality Growth and as a director of the Georgia Horseman’s Association.

INCUMBENT DIRECTORS CONTINUING IN OFFICE
Term Expiring at the 2009 Annual Meeting of Shareholders

WALTER W. CARROLL, II
Real Estate Investor
Director since 1989
Age 58

Mr. Carroll is the owner of Carroll Investment Group, LLC, a commercial real estate brokerage firm in Valdosta, Georgia. From June 2005 to December 2006, Mr. Carroll worked as a real estate broker for Coldwell Banker Premier Real Estate. Mr. Carroll served as Vice President of Business Development for the Bank from April 2002 through June 2005 and has served as a director of the Bank since 1989. Mr. Carroll worked as a commercial real estate agent from 1998 to 2002. He also served as an executive officer and an owner of Sunset Farm Foods, Inc. from 1971 to 1997. Mr. Carroll has served as a member of the Bank’s Loan Committee since 2001. Prior to his term of employment with the Bank, Mr. Carroll also served as a member of the Company’s Audit Committee from 1989 until April 2002.

JAMES L. DEWAR, JR.
Real Estate Developer
Director since 1982
Age 64

Mr. Dewar is President of Dewar Properties, Inc. and Dewar Realty, Inc. in Valdosta, Georgia where he has been actively involved in various facets of real estate development, construction and management for the past 34 years. Mr. Dewar served as interim President and Chief Executive Officer of the Company from August 2004 to February 2005. Mr. Dewar has served as Chairman of the Board of Directors of the Company and the Bank since 2003, a member of the Bank’s Loan Committee since 2001, and a member of the Company’s Compensation Committee since March 2005. Mr. Dewar has also served as a director of the Bank since 1969.

JOHN E. MANSFIELD, JR.
Real Estate Investor
Director since 2005
Age 51

Mr. Mansfield is President of Indigo Land Company, a real estate investment firm located in Alpharetta, Georgia. Mr. Mansfield is also a partner in Dominion Capital Management, an equity financing group located in Atlanta, Georgia. Prior to serving in his current capacities, Mr. Mansfield was the managing partner of Onyx-Mansfield Energy from 1998 to 2001; the founder and President of Onyx Petroleum from 1986 to 1998; the Vice President of Mansfield Oil Company from 1978 to 1984, and the President of Kangaroo Convenience Stores from 1981 to 1985, all of which were located in Gainesville, Georgia. In January 2005, Mr. Mansfield was elected to the Board of Directors of the Company and the Bank, and he was appointed to serve on the Bank’s Loan Committee. In March 2005, Mr. Mansfield was appointed to serve on the Company’s Compensation Committee.

JOE P. SINGLETARY, JR.
Executive/Oil Jobber
Director since 1989
Age 69

Mr. Singletary is an executive officer and an owner of Sing Bros., Inc., a gasoline and wholesale / retail company in Valdosta, Georgia, and Tripo, Inc., a similar business also located in Valdosta. Mr. Singletary served as a director of the Bank from 1989 until 1999 and was reelected as a director in 2001. Mr. Singletary has also served as a member of the Bank’s Loan Committee since 2001.

INCUMBENT DIRECTORS CONTINUING IN OFFICE
Term Expiring at the 2008 Annual Meeting of Shareholders

R. BRADFORD BURNETTE
Retired Bank Executive
Director since 1982
Age 67

Mr. Burnette retired from the Company and the Bank where he served as President and Chief Executive Officer of the Company since its founding in 1982 up to his retirement in 2001, as the Chief Executive Officer of the Bank from 1990 to 1997, as President of the Bank from 1983 to 1990, and as Executive Vice President of the Bank from 1968 to 1982. Mr. Burnette has served as a director of the Bank since 1968. Mr. Burnette served as Chairman of the Board of Directors of the Company and the Bank from February 2000 to March 2003. Mr. Burnette has served as a member of the Bank’s Loan Committee since 2001, as Chairman of the Company’s Governance Committee since February 2005, and as an ex-officio member of the Company’s Compensation Committee since March 2005. Mr. Burnette is also a director of Nexity Bank and its holding company, Nexity Financial Corporation located in Birmingham, Alabama and the Federal Home Loan Bank of Atlanta.

MICHAEL H. GODWIN
Real Estate Executive
Director since 2002
Age 48

Mr. Godwin is the President and Chief Executive Officer of Ambling Companies, Inc. and affiliated companies, a real estate development, construction and management company headquartered in Valdosta, Georgia. Mr. Godwin is a member of the Board of Directors of the National Multi-Housing Council. He is also a member of the Association of College and University Housing Officers-International, the National Home Builders Association, and the Georgia Affordable Housing Coalition. Mr. Godwin has served as a director of the Bank since 2000. Mr. Godwin has served as a member of the Bank’s Loan Committee since 2003, as Chairman of the Company’s Compensation Committee since March 2005, as a member of the Company’s Nominating and Governance Committee from March 2004 to February 2005 when it was dissolved, and as a member of the Company’s Nominating Committee since February 2005.

KENNITH D. MCLEOD
Certified Public Accountant
Director since 1999
Age 60

Mr. McLeod is a self-employed certified public accountant in Hazlehurst, Georgia. Mr. McLeod is also the principal owner and Chief Executive Officer of Hazlehurst Main Street, Inc. and Medallion Investment Group, LLC, both of which are involved in commercial and industrial real estate ownership and management. He has served as a director of the Bank since 2001, and he served as a director of Baxley Federal Savings Bank from 1985 until its merger into the Bank in March 2002. Mr. McLeod has also served as a member of the Company’s Audit Committee since 2000.

PAUL E. PARKER
Bakery Executive
Director since 1998
Age 58

Mr. Parker is a director and the Vice President of Claxton Bakery, Inc., a family owned wholesale bakery located in Claxton, Georgia, and the Vice President of ADMP Enterprises, Inc., a commercial real estate management company. Mr. Parker was a founding director of Eagle Bancorp, Inc., the holding company for Eagle Bank and Trust, of Statesboro, Georgia, from 1990 to 1998, when it was acquired by the Company. He has served as a director of the Bank since 2001 and as a director of Eagle Bank and Trust from its founding in 1990 until its merger into the Bank in January 2002. Mr. Parker has served as a member of the Company’s Audit Committee since 1998. Mr. Parker is a director of The Claxton Bank and its holding company, Southern Bankshares, Inc., located in Claxton, Georgia.

M. BURKE WELSH, JR.
President and Chief Executive Officer of the Company and the Bank
Director since 2005
Age 60

Mr. Welsh is President, Chief Executive Officer and director of the Company and the Bank, positions he has held since February 2005. Prior to accepting his current duties, Mr. Welsh served as Senior Executive Vice President of the Company, as President of the Bank since 2003, and as Chief Executive Officer of the Bank since 2004. Mr. Welsh also served as a member of the Bank’s Loan Committee from 2001 to April 2006. Since joining the Company in August 2000, Mr. Welsh has served in various senior management positions, including Chief Credit Officer and Market President for Valdosta and Henry County. Prior to joining the Company, Mr. Welsh was employed by Central & Southern Bank and its successors, Premier Bancshares, Inc., and BB&T Corporation, from 1992 to 2000, where he last served as the Henry County Market Executive for BB&T Corporation.

There are no family relationships between any of the directors or executive officers of the Company or its subsidiaries. However, the following family relationships exist between certain directors and an officer of the Bank and certain non-fiduciary advisory directors of the Bank.

•	R. Bradford Burnette, a director of the Company, is the father-in-law of Jeffery E. Hanson, the Valdosta/Lowndes County Market President of the Bank;

•	Paul E. Parker, a director of the Company, is the brother of W. Dale Parker, a member of the Statesboro Advisory Board of the Bank;

•	F. Ferrell Scruggs, Sr., a director of the Company, is the father of F. Ferrell Scruggs, Jr., a member of the Valdosta Advisory Board of the Bank;

•	Joe P. Singletary, Jr., a director of the Company, is the father of Joe P. Singletary, III, a member of the Valdosta Advisory Board of the Bank.

PROPOSAL TWO:
RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

Our Board of Directors, upon the recommendation of our Audit Committee, has appointed Mauldin & Jenkins, LLC (“Mauldin & Jenkins”) as independent auditors for the 2007 fiscal year. A proposal will be presented at the Annual Meeting to ratify the appointment of Mauldin & Jenkins as our independent auditors for the 2007 fiscal year. Ratification of this appointment requires the affirmative vote of the majority of shares presented in person or represented by proxy at the Annual Meeting and entitled to vote. Votes may be cast for or against this proposal, or shareholders may abstain from voting thereon. Abstentions will have the effect of a vote against the proposal, but the failure of a shareholder to submit a proxy or attend the Annual Meeting, including broker non-votes, will have no effect on the outcome of this proposal. If shareholders fail to ratify the appointment of Mauldin & Jenkins, other independent auditors will be considered by the Board of Directors upon recommendation of the Audit Committee. We have been advised that a representative from Mauldin & Jenkins will be present at the Annual Meeting, be given an opportunity to speak, and be available to answer appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL TO RATIFY THE APPOINTMENT OF THE 2007 INDEPENDENT AUDITORS.

OTHER MATTERS

At the time of the preparation of this Proxy Statement, the Company was not aware of any matters to be presented for action at the Annual Meeting other than the proposals referred to herein. If other matters are properly presented for action at the Annual Meeting, it is intended that the persons named as proxies will vote or refrain from voting in accordance with their best judgment on such matters.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

The business and affairs of the Company are under the direction of the Company’s Board of Directors, which held 12 meetings during 2006. During 2006, the Board of Directors had four standing committees: the Audit Committee, the Nominating Committee, the Governance Committee and the Compensation Committee. The principal functions and the names of the directors currently serving as members of each of those committees are set forth below. Copies of the charters for the Audit, Nominating, Governance, and Compensation Committees are available on the Company’s website at www.pabbankshares.com.

During 2006, each of our directors attended at least 75% of all meetings of the full Board and of the Committees on which they served. All directors have served continuously since their first election. The Board of Directors has affirmatively determined that the following 11 current directors, which constitute a majority of the Board, are independent in accordance with NASDAQ Rule 4350(c)(1) governing director independence: James L. Dewar, Jr., Michael H. Godwin, Bill J. Jones, James B. Lanier, Jr., John E. Mansfield, Jr., Kennith D. McLeod, Douglas W. McNeill, Paul E. Parker, F. Ferrell Scruggs, Sr., John M. Simmons, III, and Joe P. Singletary, Jr. The Board of Directors has also affirmatively determined that our director nominee, David K. Williams, would also be independent in accordance with NASDAQ Rule 4350(c)(1) if elected.

The NASDAQ rules governing director independence provide that in order for a director to be considered independent:

•	a director must not be an executive officer or employee of the company or its subsidiaries;
•
a director must not have a relationship that, in the opinion of the listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director;

•	a director must not be, or during the past three years must not have been, employed by the company or by any subsidiary of the company;
•
a director must not have accepted or have an immediate family member who has accepted any compensation from the company or any subsidiary of the company in excess of $100,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than the following:

o	compensation for board or committee service,
o	compensation paid to an immediate family member who is an employee (other than an executive officer) of the company or of a subsidiary of the company,
o	benefits under a tax-qualified retirement plan or non-discretionary compensation.
•	a director must not have an immediate family member who is, or has been in any of the past three years, employed by the company or any subsidiary of the company as an executive officer;
•
a director must not be, or have an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made or received payments for property or services in the current or any of the past three fiscal years exceeding 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

o	payments arising solely from investments in the company’s securities, or
o	payments under non-discretionary charitable contribution matching programs;
•
a director must not be, or have an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the listed company’s executive officers serve on that entity’s compensation committee; and

•
a director must not be, or have an immediate family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

The Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and operates pursuant to an Audit Committee Charter, which is available on the Company’s website at www.pabbankshares.com and is also attached as Appendix A to this 2007 Proxy Statement. The Audit Committee consists of five members and held 16 meetings during the 2006 fiscal year. The Audit Committee reviews the scope and timing of the audit services of the Company’s independent accountants and any other services such accountants are asked to perform and has the authority to hire such independent accountants. In addition, the Audit Committee reviews the independent accountants’ report on the Company’s financial statements and the Company’s policies and procedures with respect to internal accounting and financial controls. The five members of the Audit Committee during 2006 were Bill J. Jones, James B. Lanier, Jr., Kennith D. McLeod, Paul E. Parker and John M. Simmons, III, all of which the Board of Directors has determined to be independent in accordance with applicable NASDAQ and Securities and Exchange Commission (“SEC”) requirements. The Company’s Board of Directors has affirmatively determined that Kennith D. McLeod is an “audit committee financial expert” as that term is defined under applicable federal securities regulations.

The Governance Committee consists of three directors and held two meetings during the 2006 fiscal year. The Governance Committee is responsible for developing and recommending to the Board of Directors a set of corporate governance principles and guidelines applicable to the Company, and overseeing the evaluation of the Board of Directors and the Company’s management. In 2006, the members of the Governance Committee were R. Bradford Burnette, James B. Lanier, Jr. and John M. Simmons, III.

The Compensation Committee consists of four independent directors and one director that serves the Committee in an advisory capacity. The Compensation Committee met 11 times during the 2006 fiscal year. The Compensation Committee is responsible for the oversight of the corporate philosophy and structure of compensation programs, including corporate objectives relevant to executive compensation, evaluation of executive management’s performance, design of long-term incentive components and approval of annual expenditures for executive compensation. In 2006, the members of the Compensation Committee were James L. Dewar, Jr., Michael H. Godwin, John E. Mansfield, Jr. and Douglas W. McNeill. R. Bradford Burnette served in an advisory capacity as an ex-officio member of the Committee in 2006, as the Board has determined that his presence on the Compensation Committee is in the best interest of the Company and its shareholders due to his significant experience and knowledge regarding bank and bank holding company governance and compensation practices.

The Nominating Committee consists of three independent directors and held two meetings during the 2006 fiscal year. The Nominating Committee considers important aspects of the director nomination process, including those regarding qualifications for service on the Board of Directors, the committee’s identification and evaluation of potential director nominees and the consideration of director nominees recommended by the shareholders. The current members of the Nominating Committee have been determined by the Board of Directors to be independent in accordance with the applicable NASDAQ and SEC requirements. In 2006, the members of the Nominating Committee were F. Ferrell Scruggs, Sr., Michael H. Godwin and Bill J. Jones.

The Nominating Committee assists the Board of Directors in fulfilling its responsibilities to shareholders by identifying and screening individuals qualified to become directors of the Company, consistent with independence, diversity and other criteria approved by the Board of Directors, recommending candidates to the Board of Directors for all directorships and for service on the committees of the Board.

With respect to the committee’s evaluation of nominee candidates, the committee has no formal requirements or minimum standards for the individuals that are nominated. Rather, the committee considers each candidate on his or her own merits. However, in evaluating candidates, there are a number of criteria that the committee generally views as relevant and is likely to consider. Some of these factors include a candidate’s:

•	career experience, particularly experience that is germane to the Company’s business, such as banking and financial services, legal, human resources, finance and marketing experience;
•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;
•	contribution to diversity of the Board of Directors;
•	integrity and reputation;
•	whether the candidate has the characteristics of an independent director;
•	academic credentials;
•	other obligations and time commitments and the ability to attend meetings in person; and
•	current membership on the Company’s board -- our board values continuity (but not entrenchment).

The committee does not assign a particular weight to these individual factors. Similarly, the committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide shareholders with a diverse and experienced Board of Directors. With respect to the identification of nominee candidates, the committee has not developed a formalized process. Instead, its members and the Company’s senior management generally recommend candidates whom they are aware of personally or by reputation. The Company historically has not utilized a recruiting firm to assist in the process but could do so in the future.

The Nominating Committee welcomes recommendations for nominations from the Company’s shareholders and evaluates shareholder nominees in the same manner that it evaluates a candidate recommended by other means. In order to make a recommendation, the committee asks that a shareholder send the committee:

•	a resume for the candidate detailing the candidate’s work experience and academic credentials;
•
written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Director Code of Conduct Policy and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated that Code or required a waiver, (4) is, or is not, “independent” as that term is defined in the committee’s charter, and (5) has no plans to change or influence the control of the Company;

•
the name of the recommending shareholder as it appears in the Company’s books, the number of shares of Common Stock that are owned by the shareholder and written confirmation that the shareholder consents to the disclosure of his or her name. (If the recommending person is not a shareholder of record, he or she should provide proof of share ownership);

•	personal and professional references for the candidate, including contact information; and
•
any other information relating to the candidate required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A of the Exchange Act.

For a proposal to be properly brought before a meeting by a shareholder, such shareholder must have given the Company notice of such proposal in written form meeting the requirements of the Company’s By-laws no later than 60 days and no earlier than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The committee does not necessarily respond directly to a submitting shareholder regarding recommendations.

Security holders may send communications directly to the Board of Directors and its respective committees by mailing their remarks to the following address:

James L. Dewar, Jr., Chairman
The Board of Directors
PAB Bankshares, Inc.
Post Office Box 1124
Valdosta, Georgia 31603-1124

The Board of Directors does not require the attendance of its members at the Annual Meeting. Nonetheless, all 14 directors attended last year’s Annual Meeting.

THE FOLLOWING REPORTS OF THE AUDIT COMMITTEE AND THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE IN ANY PREVIOUS OR FUTURE DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY EXPRESSLY INCORPORATES SAID REPORTS BY REFERENCE IN ANY SUCH DOCUMENT.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors, which during fiscal year 2006 consisted entirely of directors who met the independence requirements of NASDAQ Rule 4350(d)(2) and Rule 10A-3 of the Exchange Act, has furnished the report set forth below.

Management is responsible for the Company’s internal controls, financial reporting process, preparation of financial statements and compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue an opinion as to the audited financial statements’ conformity with accounting principles generally accepted within the United State of America. The Audit Committee’s responsibility is to monitor and oversee these processes.

Within this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted within the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (Communication with Audit Committees).

The Company’s independent accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with the independent accountants that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent accountants and the Committee’s review of the representation of management and the report of the independent accountants to the committee, the committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC.

The foregoing report has been furnished by the Audit Committee of the Board of Directors.

Bill J. Jones, Committee Chair
James B. Lanier, Jr.
Kennith D. McLeod
Paul E. Parker
John M. Simmons, III

INDEPENDENT AUDITORS

Our Board of Directors, upon the recommendation of our Audit Committee, has appointed Mauldin & Jenkins, LLC as independent auditors for the fiscal year ending December 31, 2007. Mauldin & Jenkins audited the consolidated financial statements of the Company for the 2006 fiscal year. We have been advised that a representative of Mauldin & Jenkins will be present at the Annual Meeting, be given an opportunity to speak, and be available to answer appropriate questions.

Audit Fees

The aggregate fees billed and to be billed by Mauldin & Jenkins for professional services rendered for the audit of the Company’s annual financial statements for fiscal year 2006, the review and attestation of our internal controls over financial reporting and the reviews of the financial statements included in the Company’s Forms 10-Q for such fiscal year were $125,000. The aggregate fees billed by Mauldin & Jenkins for professional services rendered for the audit of the Company’s annual financial statements for fiscal year 2005 and the reviews of the financial statements included in the Company’s Forms 10-Q for such fiscal year were $124,000.

Audit-Related Fees

The aggregate fees, other than those disclosed under the caption Audit Fees above, billed and to be billed by Mauldin & Jenkins for assurance and related services reasonably related to the performance of the audit or review of the financial statements for fiscal year 2006 were $1,850. There were no aggregate fees, other than those disclosed under the caption Audit Fees above, billed and to be billed by Mauldin & Jenkins for assurance and related services reasonably related to the performance of the audit or review of the financial statements for fiscal year 2005.

Tax Fees

The aggregate fees billed and to be billed by Mauldin & Jenkins for professional services rendered for tax compliance, tax advice and tax planning were $14,850 for fiscal year 2006 and $15,000 for fiscal year 2005. Such fees were principally paid for tax compliance services performed by Mauldin & Jenkins.

All Other Fees

There were no fees billed by Mauldin & Jenkins for professional services rendered other than as stated under the captions Audit Fees, Audit-Related Fees and Tax Fees above for fiscal year 2006 and for fiscal year 2005.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms) to be performed for the Company by its independent auditors, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which should be approved by the Audit Committee prior to the completion of the audit. The Audit Committee approved 100% of the services performed by Mauldin & Jenkins in 2006.

EXECUTIVE OFFICERS

Certain executive officers of the Company have entered into employment agreements with the Company as described in the section “Executive Compensation.” The following sets forth certain information with respect to the executive officers of the Company.

M. BURKE WELSH, JR.
Director
President and Chief Executive Officer of the Company and the Bank
Age 60

The biographical information regarding Mr. Welsh, who is also a director, can be found under the heading of this proxy statement entitled “Proposal One: Election of Directors.”

R. WESLEY FULLER
Executive Vice President and Director of Operations
Age 46

Mr. Fuller was appointed to serve as Executive Vice President of the Company and the Bank in August 2002. Mr. Fuller has served as Director of Operations for the Company and the Bank since January 2002. Mr. Fuller was Senior Vice President of the Company and the Bank from January 2002 to August 2002 and Vice President of the Bank from October 2001 to January 2002. Before joining the Company, Mr. Fuller was employed by Futurus Financial Services, Inc. and Futurus Bank, N.A. as Executive Vice President and Chief Financial Officer from 2000 to 2001 and by Premier Bancshares, Inc. as Executive Vice President of Operations from 1997 until 2000. Mr. Fuller’s banking career began in 1983 with First South Bank in Fort Valley, Georgia.

DAVID H. GOULD, JR.
Executive Vice President / South Georgia and Florida Regional President
Age 59

Mr. Gould was appointed to serve as Executive Vice President and Regional President for the South Georgia and Florida markets of the Company and the Bank on November 29, 2005. Mr. Gould has over 30 years banking experience in various leadership positions. From 2002 to 2005, Mr. Gould served as Chief Banking Officer at Community Bankshares, Inc. in Cornelia, Georgia. From 1998 to 2001, Mr. Gould served as Consumer Market Executive for the Mid-South Banking Group at Bank of America in Nashville, Tennessee, where he retired after 25 years of combined service to that institution and its predecessors. Mr. Gould’s banking career began in 1974 at Citizens & Southern Bank in Savannah, Georgia.

WILLIAM L. KANE
Executive Vice President / Chief Credit Officer / North Georgia Regional President
Age 56

Mr. Kane was appointed to serve as Executive Vice President, Regional President for the North Georgia Market and Chief Credit Officer for the Company and the Bank on November 29, 2005. Mr. Kane has 28 years of banking experience with 17 years spent working for financial institutions located in DeKalb and Gwinnett counties. Mr. Kane served as director and an executive officer of Mountain National Bank in Tucker, DeKalb County, Georgia from 1988 to 2004 when it merged into Bank of North Georgia. Mr. Kane continued to serve in various executive leadership positions for Bank of North Georgia, including his last role as Regional Community Executive for Gwinnett County and Tucker. Mr. Kane’s banking career began in 1978 with National Bank of Georgia in Atlanta, Georgia.

DONALD J. TORBERT, JR.
Executive Vice President and Chief Financial Officer
Treasurer
Age 34

Mr. Torbert is a certified public accountant and was appointed to serve as Executive Vice President of the Company and the Bank in August 2003. Mr. Torbert has served as Chief Financial Officer and Treasurer of the Company and the Bank since August 2001. Mr. Torbert was Senior Vice President of the Company and the Bank from August 2001 to August 2003 and was Vice President and Controller of the Company from May 2000 to August 2001. Prior to joining the Company, Mr. Torbert was employed with Mauldin & Jenkins, LLC from 1994 to 2000, where he last served as an audit manager for the firm.

Compensation Committee Interlocks and Insider Participation

None of the voting members of the Compensation Committee was an officer or employee, or former officer or employee of the Company or the Bank during the year ended December 31, 2006. In addition, none of these individuals had any relationship requiring disclosure under “Certain Relationships and Related Transactions,” with the exception of James L. Dewar, Jr. as disclosed later in this Proxy Statement. During the year ended December 31, 2006, (i) no executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) no executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; and (iii) no executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

In accordance with rules of the SEC, the Compensation Committee of the Company is providing the following report regarding compensation policies for the Company’s Chief Executive Officer and other named executive officers with respect to compensation paid to such persons during the last fiscal year. The Board of Directors has established a Compensation Committee to make recommendations to the Board to discharge its responsibilities relating to the compensation of the Company’s executive officers. Michael H. Godwin, James L. Dewar, Jr., John E. Mansfield, Jr., Douglas W. McNeill and R. Bradford Burnette (ex-officio) serve as the members of the Compensation Committee.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2006 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board, and the Board has approved, that the CD&A be included in this Proxy Statement.

The foregoing report has been furnished by the Compensation Committee of the Board of Directors.

Michael H. Godwin, Committee Chair
James L. Dewar, Jr.
John E. Mansfield, Jr.
Douglas W. McNeill
R. Bradford Burnette (ex-officio)

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Compensation Committee

The Compensation Committee, appointed by the Board of Directors, sets and administers the policies that govern the Company’s executive compensation programs, director compensation and various incentive and stock option programs. Voting members of the Compensation Committee must meet SEC and NASDAQ independence requirements, although the Board of Directors may appoint non-independent directors to serve on the committee as ex-officio, non-voting members.

The Compensation Committee reviews and recommends to the Board of Directors the compensation levels of members of senior management (including the Company’s named executive officers), evaluates the performance of executive management and considers executive management succession and related matters. All recommendations relating to the compensation of the named executive officers must be approved by a majority of the independent directors of the full Board of Directors.

The Compensation Committee has reviewed the SEC’s definition of an executive officer and has made the determination that the Company’s named executive officers for the 2006 fiscal year were:

M. Burke Welsh, Jr.	President and Chief Executive Officer (the Company’s “principal executive officer”)

Donald J. Torbert, Jr.	Executive Vice President, Chief Financial Officer and Treasurer (the Company’s “principal financial officer”)

R. Wesley Fuller	Executive Vice President and Director of Operations

David H. Gould, Jr.	Executive Vice President and Regional President for South Georgia and Florida

William L. Kane	Executive Vice President, Chief Credit Officer and Regional President for North Georgia

Compensation Benchmarks and Use of Consultants

The Compensation Committee recognizes that competitive compensation is critical for attracting, motivating and rewarding qualified executives. In 2005, the Compensation Committee retained the services of Clark Consulting, a nationally-recognized compensation consulting firm specializing in the financial services industry, to provide an objective, third party review of executive compensation at the Company and to recommend potential improvements regarding existing practices. Clark Consulting also provided the Compensation Committee with industry salary surveys and other industry average data to assist it with respect to assessing compensation at other levels within the organization.

In June 2005, Clark Consulting provided the Compensation Committee with compensation data for a custom peer group to use as benchmark compensation levels for the Company’s named executive officers. The peer group was selected based upon asset size, geographic location and performance. The peer group consisted of 19 publicly traded banks headquartered in the southeastern United States with total assets (at December 31, 2004) between $707 million and $1,068 million. Since the report contained data elements compiled from peer proxy statements filed with the SEC in 2005 for 2004 executive compensation, the consultants “aged” the peer data 4% based on their observations of general market movement in executive compensation levels to provide more current comparisons for the Compensation Committee. The overall results of this engagement provided the foundation for the Compensation Committee’s actions involving executive compensation in 2005 and 2006.

In 2006, the consultants provided the Compensation Committee with a tally sheet analysis outlining all material elements of compensation, benefits and perquisites of our executive officers. This analysis also quantified the potential payouts for the three executive officers with employment agreements upon various termination events.

General Philosophy

The Company’s management is compensated through a mix of base salary, bonus and equity compensation designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of its stockholders. The compensation setting process consists of establishing targeted base salaries for each senior manager and then providing performance-based cash and equity incentives. The performance evaluations of management are often subjective and not always based on specific, or tangible, performance measures.

At the executive management level, incentive compensation is designed to reward company-wide performance relative to annual and long-term strategic goals. At the senior management levels, incentive compensation is designed to reward for the achievement of market- or department-level objectives and, to a lesser degree, company-wide performance relative to annual and long-term strategic goals. At the lower management levels, incentive compensation is designed to reward individual performance and the achievement of specific operational goals within areas under the control of those employees, although company-wide performance is also a factor.

The policies and underlying philosophy governing the Company’s executive compensation program, as endorsed by the Compensation Committee and the Board of Directors, are designed to accomplish the following:

•	Maintain a compensation program that is equitable in a competitive marketplace.
•	Provide opportunities that integrate pay with the Company’s annual and long-term performance goals.
•	Encourage achievement of strategic objectives and creation of shareholder value.
•	Recognize and reward individual initiative and achievements.
•	Maintain an appropriate balance between base salary and short- and long-term incentive opportunity.
•	Allow the Company to compete for, retain and motivate talented executives critical to its success consistent with its quality of life philosophy.

Elements of Executive Compensation

In general, for executive management, the Compensation Committee utilizes benchmark compensation levels of other banks of comparable asset size, growth strategy, and complexity and with similar products and markets as a guide. A significant portion of the executive officers’ compensation is weighted toward elements contingent upon the Company’s level of annual and long-term performance. Goals for the specific executive compensation components include:

•	Base salaries at the 50th percentile of the benchmark peer group.
•
Annual cash bonuses at the 50th percentile of the benchmark peer group when subjective performance goals are achieved and between the 60th and 75th percentile if annual goals are exceeded. Annual cash bonuses for the CEO can range from 0% to 80% of the CEO’s base salary and from 0% to 60% of the other named executive officers’ base salaries.

•
Performance-based, long-term equity incentives at the 50th percentile of the benchmark peer group are periodically granted when long-term goals are exceeded. Equity awards are not typically made if long-term strategic goals are not met. Equity incentives can range from 0% to 25% of the named executive officers’ base salary.

Allocation of Compensation Components

Under the Company’s compensation structure, the targeted allocation of base salary, bonus and equity compensation varies depending on the officer’s level within the organization. Below is a summary of the range of potential compensation components as a percentage of total cash and equity compensation, excluding perquisites and other employee benefits.

Position Level	Base Salary	Cash Incentive/ Bonus	Equity Compensation
CEO	45% - 100%	0% - 40%	0% - 15%
Executive Vice President	50% - 100%	0% - 35%	0% - 15%
Senior Vice President*	60% - 100%	0% - 30%	0% - 10%
Vice President*	70% - 100%	0% - 25%	0% - 5%

* Certain senior commercial lenders included in these categories could have the potential to earn up to 100% of their base salaries in annual incentives if certain individual performance objectives and the Company’s annual and long-term strategic performance goals are exceeded.

In allocating compensation among these elements, the Compensation Committee believes that the compensation of the Company’s senior-most levels of management (including the Company’s named executive officers) have the greatest ability to influence the Company’s performance. Accordingly, a higher weighting of performance-based incentives are available to those officers compared to lower levels of management who receive a greater portion of their compensation in base salary.

Certain perquisites and other employee benefits are also provided to the Company’s named executive officers. Additional information regarding each element of executive compensation is provided below.

The following table summarizes in tabular form the compensation awarded to, earned by, or paid to the Company’s named executive officers for services rendered for the fiscal year ended December 31, 2006.

Executive Officer Summary Compensation Table
For the Fiscal Year Ended December 31, 2006

Name and Principal Position	Salary	Bonus	Option Awards [1]	All Other Compensation [2]	Total
	($)	($)	($)	($)	($)

M. Burke Welsh, Jr.	280,000	168,000	31,581	34,888 [3]	514,472
Principal Executive Officer

Donald J. Torbert, Jr.	163,000	73,350	16,967	24,286 [4]	277,603
Principal Financial Officer

R. Wesley Fuller	163,000	73,350	17,269	24,460 [5]	278,079
Executive Vice President

David H. Gould, Jr.	175,000	78,750	10,319	24,628 [6]	288,697
Executive Vice President

William L. Kane	187,360	84,312	9,922	16,052 [7]	297,646
Executive Vice President

(1)	The values disclosed in the table represent the cumulative expense of prior grants that vested in 2006 under the Company’s 1999 Stock Option Plan and in accordance with FAS 123R.
On December 19, 2006, 10,000 stock options were granted to Mr. Welsh and 6,000 stock options were granted to each of the other named executive officers listed in the table with an exercise price of $21.35 per share, which was the closing price of the Company’s stock listed on NASDAQ on the grant date. These options were granted subject to a five-year vesting schedule. The fair value of the options granted in 2006 was estimated at $6.26 per share based on the Black-Scholes option pricing model using the following assumptions:
Risk-free interest rate: 4.61%	Expected life of the option: 7 years
Expected dividend yield: 2.82%	Expected volatility: 31.69%
(2)
The reported amounts include director fees for Mr. Welsh and Mr. Gould, the Company’s contributions to a Profit Sharing Plan, a Section 401(k) Plan, and an Employee and Director Stock Purchase Program (the “SPP”), life insurance premiums paid by the Company for the named executives and perquisites and other personal benefits that may confer a direct or indirect benefit with a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company. All Other Compensation does not include any perquisites and other personal benefits which are integrally and directly related to the performance of the executive’s duties.

(3)
The reported amount consists of $13,950 in director fees, a $7,700 contribution to a Profit Sharing Plan, a $9,900 contribution to a 401(k) Plan, a $1,000 contribution to the SPP, $559 in life insurance premiums paid by the Company and $1,779 in perquisites and other personal benefits, such as an auto allowance and a cell phone allowance.

(4)
The reported amount consists of a $7,700 contribution to a Profit Sharing Plan, a $9,900 contribution to a 401(k) Plan, a $1,000 contribution to the SPP, $559 in life insurance premiums paid by the Company and $5,127 in perquisites and other personal benefits, such as an auto allowance and a cell phone allowance.

(5)
The reported amount consists of a $7,700 contribution to a Profit Sharing Plan, a $9,900 contribution to a 401(k) Plan, a $1,000 contribution to the SPP, $559 in life insurance premiums paid by the Company and $5,301 in perquisites and other personal benefits, such as an auto allowance and a cell phone allowance.

(6)
The reported amount consists of $300 in director fees, a $6,125 contribution to a Profit Sharing Plan, a $3,938 contribution to a 401(k) Plan, a $1,000 contribution to the SPP, $559 in life insurance premiums paid by the Company and $12,706 in perquisites and other personal benefits, such as an $11,784 apartment rental allowance, an auto allowance and a cell phone allowance.

(7)
The reported amount consists of a $6,558 contribution to a Profit Sharing Plan, a $4,216 contribution to a 401(k) Plan, a $1,000 contribution to the SPP, $559 in life insurance premiums paid by the Company and $3,719 in perquisites and other personal benefits, such as an auto allowance and a cell phone allowance.

Base Salaries

The Company wants to provide executive management with a level of assured cash compensation in the form of base salary that is competitive in nature and reflects their professional status and accomplishments. The June 2005 peer benchmark report indicated that the Company’s executive officers’ base salaries were within a competitive range (+/- 15% of the peer median), although the CEO’s 2005 base salary was at the low end of the competitive range. Below is a summary of the June 2005 benchmark peer base salary data for the then three executive officers of the Company.

Name	Title	2005 Base Salary	Benchmark Peer Median (50th Percentile)	Variance
		(Dollars In Thousands)
Welsh	CEO	$225.0	$257.7	-12.7%
Torbert	EVP-CFO	151.0	147.3	2.5%
Fuller	EVP-Director of Operations	151.0	148.8	1.5%

In December 2005, after completing his first full year as CEO and the Company having achieved several annual and long-term strategic goals, upon the recommendation of the Compensation Committee, the Board of Directors increased Mr. Welsh’s base salary to $280,000 for 2006. Also in December 2005, on the recommendation of Mr. Welsh, the Compensation Committee approved an 8% increase in the base salaries for Mr. Torbert and Mr. Fuller for 2006. These levels were not objectively determined, but instead reflect levels that the Compensation Committee concluded were appropriate based upon its general experience and its intention to raise these officers’ base salaries to between the 50th and 75th percentile of their positions’ benchmark based on the June 2005 Clark Consulting report. The 2006 base salaries for Mr. Gould and Mr. Kane, the Company’s other two named executive officers, were negotiated with the approval of the Compensation Committee by Mr. Welsh at the time that they were hired in the fourth quarter of 2005.

In December 2006, upon the recommendation of the Compensation Committee, the Board of Directors increased the base salaries of the named executive officers by 6% for 2007 to reflect inflation and the Company’s exceptional performance in 2006. In addition, with the Board of Directors adopting a corporate governance best practice policy to not pay board, advisory board or committee fees to employees, a one-time adjustment was made to the 2007 base salaries of Mr. Welsh and Mr. Gould to compensate them for the board compensation previously available to them.

Due to the recent growth of the Company, the Compensation Committee intends to update the Company’s peer group and the benchmark compensation levels for the Company’s named executive officers in 2007.

Bonuses

The Company’s practice has been to award cash bonuses to management based upon various performance evaluations. In recent years for executive management, the practice has been to subjectively assess the performance of the officer and the performance of the Company relative to annual budgeted expectations, long-term strategic objectives and peer benchmarks.

In December 2006, the Compensation Committee met to review the performance of the executive officers relative to annual budgeted expectations, long-term strategic objectives and peer benchmarks. In summary, the Company was expecting to (i) report 10% earnings growth, (ii) report asset growth of 8-10%, and (iii) open new offices in Athens, Jacksonville and Snellville. On the recommendation of the Compensation Committee, the Board of Directors approved a bonus equal to 60% of the base salary for Mr. Welsh and bonuses equal to 45% of the base salaries for the other named executive officers. These bonuses represented the midpoint between the targeted and maximum percentages available for each officer.

Equity Incentives

The form of equity compensation that the Company has historically used to award management is incentive stock options. This form of compensation was selected because it aligns management’s objectives with that of the Company’s stockholders. Incentive stock options also have traditionally received favorable accounting treatment for the Company and favorable tax treatment to the recipient. However, with the implementation of Statement of Financial Accounting Standards No. 123(R) in 2006, the accounting treatment for stock options became less attractive. As a result, the Compensation Committee is evaluating other potential methods of equity compensation for senior management.

In establishing equity awards, the equity ownership levels of the recipients or prior awards that are fully vested called “overhang” are generally not considered. It is the Compensation Committee’s position that competitors who might try to hire away the Company’s officers would not give credit for equity ownership in the Company and, accordingly, to remain competitive the Compensation Committee cannot afford to give credit for that factor either. However, the Compensation Committee has reviewed the level of equity overhang on the named executive officers and concluded that the overhang is low compared to peer benchmarks and the industry as a whole.

In December 2006, Mr. Welsh provided a list of recommended incentive stock option grants for senior management (including the four named executive officers other than himself) to the Compensation Committee. Primarily for the same reasons outlined above for bonuses, with the further recommendation of the Compensation Committee, the Board of Directors granted a total of 75,000 incentive stock options for senior management and an additional 10,000 incentive stock options for Mr. Welsh. As with all options granted by the Company, the exercise price was set as the official closing price on NASDAQ on the date of grant and the grants have a five-year vesting requirement.

Although there is no official policy, the Compensation Committee is sensitive to the timing of option grants and has chosen to not make equity grants at times when they have knowledge of material information about the Company that has not been made public.

The following table summarizes in tabular form each grant of an award made to the Company’s named executive officers under any equity compensation plan for the last completed fiscal year.

Grants of Plan-Based Awards
For the Fiscal Year Ended December 31, 2006

Name	Grant Date [1]	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Options Awards	Grant Date Fair Value of Stock and Option Awards
		(#)	($/sh)	($)

M. Burke Welsh, Jr.	12/19/06	10,000	21.35	62,586
Donald J. Torbert, Jr.	12/19/06	6,000	21.35	37,552
R. Wesley Fuller	12/19/06	6,000	21.35	37,552
David H. Gould, Jr.	12/19/06	6,000	21.35	37,552
William L. Kane	12/19/06	6,000	21.35	37,552

(1)
On December 19, 2006, the Board of Directors granted stock options under the Company’s 1999 Stock Option Plan to each of the named executive officers listed in the table with an exercise price of $21.35 per share, which was the closing price of the Company’s stock listed on NASDAQ on the grant date. These options were granted subject to a five-year vesting schedule. The fair value of the options granted was estimated at $6.26 per share based on the Black-Scholes option pricing model using the following assumptions:

Risk-free interest rate: 4.61%	Expected life of the option: 7 years
Expected dividend yield: 2.82%	Expected volatility: 31.69%

The following table summarizes in tabular form the unexercised stock option awards for the Company’s named executive officers outstanding as of the end of the last completed fiscal year.

Outstanding Equity Awards at Fiscal Year End
December 31, 2006

	Option Awards
Name	Option Grant Date [1]	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
		(#)	(#)	($)

M. Burke Welsh, Jr.	06/01/01	3,000	-	10.710	06/01/11
	08/09/00	3,000	-	10.938	08/09/10
	09/26/01	17,045	-	10.600	09/26/11
	08/02/02	3,600	3,200	7.700	08/02/12
	03/29/05	2,000	8,000	14.130	03/29/15
	12/19/06	-	10,000	21.350	12/19/16

Donald J. Torbert, Jr.	01/01/01	1,500	-	9.375	01/01/11
	09/26/01	10,341	-	10.600	09/26/11
	08/02/02	4,550	1,200	7.700	08/02/12
	03/29/05	1,400	5,600	14.130	03/29/15
	12/19/06	-	6,000	21.350	12/19/16

R. Wesley Fuller	10/08/01	3,000	-	10.800	10/08/11
	08/02/02	5,800	2,600	7.700	08/02/12
	03/29/05	1,400	5,600	14.130	03/29/15
	12/19/06	-	6,000	21.350	12/19/16

David H. Gould, Jr.	11/14/05	2,000	8,000	17.670	11/14/15
	12/19/06	-	6,000	21.350	12/19/16

William L. Kane	11/08/05	2,000	8,000	16.990	11/08/15
	12/19/06	-	6,000	21.350	12/19/16

(1)
The listed stock option grants were approved by the Board of Directors under the Company’s 1999 Stock Option Plan to each of the named executive officers listed. The option exercise prices are based on the closing price of the Company’s stock listed on NASDAQ on the grant date. These options were granted subject to a five-year vesting schedule.

The following table summarizes in tabular form each exercise of stock options made by the Company’s named executive officers during the last completed fiscal year.

Option Exercises and Stock Vested
For the Fiscal Year Ended December 31, 2006

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
	(#)	($)

M. Burke Welsh, Jr.	2,000	28,140
Donald J. Torbert, Jr.	250	2,745
R. Wesley Fuller	2,600	27,820
David H. Gould, Jr.	-	-
William L. Kane	-	-

Perquisites and Other Benefits

The Compensation Committee periodically reviews the perquisites and other benefits available to executive management. As reflected in the Summary Compensation Table, the aggregate cost of these perquisites and other benefits was $124,314 in 2006 for the named executive officers. Included in this total are $13,950 to Mr. Welsh and $300 to Mr. Gould for director and advisory board member fees. As previously noted, these amounts will no longer be paid as additional compensation to Company employees in 2007. Also in 2006, Mr. Gould received $11,784 as a rental allowance to offset his costs in relocating first to Valdosta and then to Jacksonville. Other elements more fully described below include 401(k) plan matching and profit-sharing contributions, stock purchase program matching contributions and other employee and medical benefits. Finally, since routine business travel and mobile telecommunications access are often necessary, the Company provides senior management (including the named executive officers) with monthly auto and cell phone allowances to compensate them for their use of personal assets for business purposes.

As mentioned above, the Company offers a 401(k) plan to eligible employees (including the named executive officers). The 401(k) plan allows participants to defer a portion of their compensation and provides that the Company may match a portion of the participants’ deferred compensation. In 2006, the Company matched 75 cents for every dollar contributed by a participant up to an annual threshold equal to the lesser of 6% of each participant’s eligible compensation or the limit established by the Internal Revenue Service for 401(k) plans. The plan also provides for non-elective and discretionary profit sharing contributions to be made by the Company at the sole discretion of the Board of Directors. In 2006, approximately 4.5% of each participant’s eligible compensation was contributed as the discretionary profit sharing contributions for 2005. In 2007, approximately 3.5% of each participant’s eligible compensation was contributed as the discretionary profit sharing contributions for 2006.

The Company also offers an Employee and Director Stock Purchase Program to eligible employees (including the named executive officers) and directors as a convenient means of purchasing for long term investment, and not for short term speculative gain, the common stock of the Company and thereby promote interest in the Company’s continuing success, growth and development. The program allows for a participant to purchase up to a maximum of $2,000 per year of the Company’s common stock with the Company matching 50% of the participant’s purchase.

Executive management is also eligible to participate in the Company’s other benefit plans on the same terms as other employees. These plans include paid vacation leave, medical and dental insurance, annual physical examinations, employee assistance programs, employee and dependant group term life insurance, and employee and spousal disability insurance.

Potential Payments Upon Termination or Change in Control

The Company has employment agreements with Mr. Welsh, Mr. Torbert and Mr. Fuller. The terms of these agreements regarding potential payments upon termination or a change in control of the Company are essentially the same. The executive management team has helped to build the Company into the successful franchise that it is today, and the Compensation Committee believes that it is important to protect these officers in the event of a change in control. Further, it is the Compensation Committee’s belief that the interests of stockholders will be best served if the interests of executive management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders. In aggregate, these potential change in control benefits are relatively minor as they represent less than 3% of the market value of the Company’s common stock.

For purposes of these benefits, a change in control is deemed to occur, in general, if (i) a shareholder or group of shareholders (with certain exceptions provided) acquires 25% or more of the Company’s or the Bank’s common stock, (ii) during any period of up to two years, individuals who, at the beginning of such period, are directors of the Company or the Bank cease to constitute at least a majority of the board of directors thereof (with certain exceptions provided), or (iii) the stockholders of the Company or the Bank approve a merger or consolidation of the Company or the Bank with any other corporation other than a merger or consolidation (with certain exception provided) where at least 51% of the combined voting power of the surviving entity is controlled by the Company or the Company’s stockholders.

In the event of a change in control of the Company followed by a (i) reduction in the officers’ compensation, (ii) material change in the officers’ status, office, title or reporting requirements, (iii) failure by the Company to increase the officers’ salary in accordance with established procedures, or (iv) required relocation by the officers of more than 50 miles from the officers’ current office, the officers will be entitled to receive severance benefits in a lump sum cash amount equal to two times each officers’ total annual compensation for the fiscal year under the employment agreement in which his compensation was the highest plus a gross up for potential excise taxes imposed by the Internal Revenue Code Section 280G if applicable. Further, on the occurrence of a change in control of the Company, any unvested stock options previously granted to each of the officers will be accelerated and fully vested.

In the event that any of these executive officers’ employment is terminated (i) by the Company other than for “cause” (such as a material breach of the employment agreement, gross negligence or willful misconduct by the officer), or (ii) due to the Company’s breach of the employment agreement, the officer will be entitled to receive 200% of his base salary payable in equal monthly installments over a term of 24 months.

The employment agreements restrict the officers from, among other things, (i) disclosing confidential information, (ii) competing with the Company or the Bank within a defined territory for 12 months following termination, and (iii) employing any former employee of the Company or the Bank for 12 months following the employee’s termination.

The following table summarizes in tabular form the potential post-employment payments due to the executive officers with employment agreements upon termination or a change in control of the Company assuming those events occurred on the last business day of the last fiscal year.

Potential Payments Upon Termination or Change in Control
As of December 31, 2006

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason [1]	After Change in Control Termination w/o Cause or for Good Reason [2]	Voluntary Termination	Death or Disability	Change in Control
		($)	($)	($)	($)	($)

M. Burke Welsh, Jr.	Contract termination payment	531,398	1,100,424	-	-	-
	Stock option vesting acceleration [3]	181,374	181,374	-	181,374	181,374
	IRC Sec. 280G excise tax gross-up	-	211,699	-	-	-
	Double gross-up to officer for excise tax and income tax on the gross-up [4]	-	258,743	-	-	-

	Total	712,772	1,752,240	-	181,374	181,374

Donald J. Torbert, Jr.	Contract termination payment	309,350	605,616	-	-	-
	Stock option vesting acceleration [3]	106,506	106,506	-	106,506	106,506
	IRC Sec. 280G excise tax gross-up	-	115,388	-	-	-
	Double gross-up to officer for excise tax and income tax on the gross-up [4]	-	141,029	-	-	-

	Total	415,856	968,539	-	106,506	106,506

R. Wesley Fuller	Contract termination payment	309,350	608,060	-	-	-
	Stock option vesting acceleration [3]	123,997	123,997	-	123,997	123,997
	IRC Sec. 280G excise tax gross-up	-	115,349	-	-	-
	Double gross-up to officer for excise tax and income tax on the gross-up [4]	-	140,983	-	-	-

	Total	433,347	988,389	-	123,997	123,997

(1)
The Company’s contractual obligation for terminating an officer’s employment agreement before a change in control event without cause is payable in 24 equal monthly installments. The contract termination payments disclosed in the table above have been discounted to a net present value using a rate of 5.52%.

(2)	The Company’s contractual obligation for terminating an office’'s employment agreement after a change in control event without cause is payable as a lump sum payment within 30 days of termination.
(3)	Value is calculated using the safe harbor valuation method outlined in Internal Revenue Bulletin 2003-34 and a $21.32 stock price as of December 31, 2006.
(4)	Assuming a 35% individual income tax rate.

Director Compensation

For the 2006 fiscal year, the directors of the Company were paid director's fees of $750 per meeting of the full Board of Directors, $300 per director committee meeting and a $1,000 quarterly retainer. In addition, non-employee directors were granted 2,000 stock options as a non-cash retainer fee on the first business day of the 2006 fiscal year.

The following table summarizes in tabular form the compensation awarded to, earned by, or paid to the Company’s directors other than Mr. Welsh, whose compensation for services rendered as a director are reported in the Summary Compensation Table above, for the last completed fiscal year.

Director Compensation Table
For the Fiscal Year Ended December 31, 2006

Name	Fees Earned or Paid in Cash	Option Awards [1]	All Other Compensation	Total
	($)	($)	($)	($)

R. Bradford Burnette	28,900	1,656	165,087 [2]	195,643
Walter W. Carroll, II	24,850	2,892	-	27,742
James L. Dewar, Jr.	27,700	8,009	75,000 [3]	110,709
Michael H. Godwin	25,550	5,117	-	30,667
Bill J. Jones	19,700	8,009	-	27,709
James B. Lanier, Jr.	18,900	8,009	-	26,909
John E. Mansfield, Jr.	26,500	1,775	-	28,275
Kennith D. McLeod	20,600	8,009	-	28,609
Douglas W. McNeill	26,000	1,785	-	27,785
Paul E. Parker	19,700	8,009	-	27,709
F. Ferrell Scruggs, Sr.	21,900	8,009	-	29,909
John M. Simmons, III	19,550	8,009	-	27,559
Joe P. Singletary, Jr.	25,100	8,009	-	33,109

(1)
As an annual retainer, the nonemployee members of the Board of Directors of the the Company are granted 2,000 stock options on the first business day of each year that they serve on the Board of Directors. The values disclosed in the table represent the cumulative expense of prior grants that vested in 2006 under the Company’s 1999 Stock Option Plan and in accordance with FAS 123R.

On January 3, 2006, 2,000 stock options were granted to each of the directors listed in the table with an exercise price of $18.50 per share, which was the closing price of the Company’s stock listed on NASDAQ on the grant date. These options were granted subject to a five-year vesting schedule. The fair value of the options granted in 2006 was estimated at $6.05 per share based on the Black-Scholes option pricing model using the following assumptions:
Risk-free interest rate: 4.39%	Expected life of the option: 10 years
Expected dividend yield: 2.74%	Expected volatility: 31.44%
The aggregate number of stock options outstanding for each director listed in the table as of December 31, 2006 follows: Mr. Burnette 21,000; Mr. Carroll 22,000; Mr. Dewar 24,000; Mr. Godwin $8,000; Mr. Jones 18,000; Mr. Lanier 16,000; Mr. Mansfield 4,000; Mr. McLeod 14,000; Mr. McNeill 3,600; Mr. Parker 16,000; Mr. Scruggs 24,000; Mr. Simmons 18,000; and Mr. Singletary 24,000.
(2)
The Company entered into a salary continuation agreement with Mr. Burnette while he was employed as an executive of the Company that would provide Mr. Burnette with $165,087 per year for 15 years commencing when Mr. Burnette turned age 65. At December 31, 2006, the net present value of the remaining payments due to Mr. Burnette was $1,471,857 using a discount rate of 6.20%.

(3)
Includes $75,000 contributed by the Bank to Valdosta State University in 2006. In 2005, the Board of Directors of the Bank authorized the Bank to pledge $500,000 to Valdosta State University in honor of Mr. Dewar’s parents, Mr. James L. Dewar, Sr., the founder of the Bank and the Company, and Mrs. Dorothy H. Dewar. Mr. Dewar was not present during the deliberation and vote authorizing the pledge. At December 31, 2006, a balance of $250,000 remained on the pledge.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Company’s officers and directors, and persons who own 10% or more of the registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and 10% or more shareholders are required by regulations of the SEC to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company during fiscal year 2006, all directors, officers and 10% shareholders complied with all Section 16(a) filing requirements, except:

•
a Form 5 for Mr. Mansfield related to his purchase of 174 shares of our common stock in 2006 through the Employee and Director Stock Purchase Program was inadvertently not filed. The transaction was subsequently reported on a Form 4.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the shares of the Company’s common stock owned as of February 28, 2007, (i) by each person who beneficially owned more than 5% of the shares of the Company’s common stock, (ii) by each of the Company’s directors, director nominees and named executive officers in the Summary Compensation Table, and (iii) by all of the Company’s directors, director nominees and executive officers as a group.

Name of Beneficial Owner (1)	Number of Shares		Percentage Ownership (2)
R. Bradford Burnette	120,161	(3)	1.21

Walter W. Carroll, II	99,972	(4)	1.01

Dewar Family, L.P.	1,117,026	(5)	11.24

James L. Dewar, Jr.	1,486,980	(6)	14.96

The Estate of James L. Dewar, Sr.	1,118,926	(7)	11.26

R. Wesley Fuller	23,907	(8)	*

Michael H. Godwin	4,908	(9)	*

David H. Gould, Jr.	2,149	(10)	*

Bill J. Jones	133,802	(11)	1.35

William L. Kane	2,740	(12)	*

James B. Lanier, Jr.	28,393	(13)	*

John E. Mansfield, Jr.	99,585	(14)	1.00

Kennith D. McLeod	85,858	(15)	*

Douglas W. McNeill	17,781	(16)	*

Paul E. Parker	40,283	(17)	*

F. Ferrell Scruggs, Sr.	96,175	(18)	*

John M. Simmons, III	105,967	(19)	1.07

Joe P. Singletary, Jr.	137,223	(20)	1.38

Donald J. Torbert, Jr.	21,834	(21)	*

M. Burke Welsh, Jr.	42,541	(22)	*

David K. Williams	-		*
All directors, director nominees and executive officers as a group (19 persons)	2,550,259		25.66
* Less than 1 percent.

(1)
Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities owned by such person’s spouse, children or relatives living in the same household. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities that such person has the right to acquire beneficial ownership of within 60 days. For purposes of this table, we have not required that an option have an exercise price lower than the price of our common stock as of February 28, 2007 ($18.33) in order to qualify as a right to acquire the underlying stock into which it converts. Unless otherwise indicated, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information as to beneficial ownership has been provided by the respective persons listed in the above table.

(2)
Based on 9,520,364 shares outstanding as of February 28, 2007 plus shares underlying outstanding stock options or warrants which are exercisable within 60 days of such date are deemed to be outstanding for purposes of calculating the percentage owned by such holder.

(3)
Includes 5,762 shares held by Mr. Burnette’s wife and 6,360 shares held for Mr. Burnette’s minor grandchildren by Mr. Burnette’s wife as custodian. Mr. Burnette disclaims beneficial ownership of those shares held by his wife. Also includes 18,200 options exercisable within 60 days.

(4)	Includes 1,148 shares held by Mr. Carroll’s wife, of which shares Mr. Carroll disclaims beneficial ownership. Also includes 20,400 options exercisable within 60 days.
(5)
The Dewar Family, L.P. is a limited partnership with The Estate of Mr. Dewar, Sr., its limited partner, and Mr. Dewar, Jr., its general partner. The mailing address is P.O. Box 2985, Valdosta, Georgia 31604.

(6)
Includes 1,117,026 shares owned by the Dewar Family, L.P. Mr. Dewar, Jr. is a general partner of the Dewar Family, L.P. and possesses shared investment power as to all of the shares, the sole power to vote 563,354 of the shares, and shared power to vote 553,672 of the shares owned by the limited partnership. Also includes 20,000 options exercisable within 60 days and 6,358 shares held by Mr. Dewar, Jr.’s wife. Includes 1,000 shares held by Mr. Dewar, Jr.’s wife and stepchildren. Mr. Dewar, Jr. disclaims beneficial ownership of the shares held by his wife and those held by his wife and stepchildren. Mr. Dewar, Jr.’s mailing address is P. O. Box 2295, Valdosta, Georgia 31604.

(7)
Includes 1,117,026 shares owned by the Dewar Family, L.P., a family trust. The Estate of Mr. Dewar, Sr. is a limited partner of the Dewar Family, L.P. and possesses shared investment power as to all shares owned by the limited partnership and shared power to vote 553,672 of the shares owned by the limited partnership. Mr. Dewar, Jr. is the Executor of the Estate. Includes 1,000 shares owned by Dorothy H. Dewar, of which the Estate disclaims beneficial ownership. The mailing address of The Estate of Mr. Dewar, Sr. is P. O. Box 2985, Valdosta, Georgia 31604.

(8)	Includes 11,600 options exercisable within 60 days. Also includes 202 shares held by Mr. Fuller’s minor children, over which shares Mr. Fuller has custodial power.
(9)	Includes 4,000 options exercisable within 60 days.
(10)	Includes 2,000 options exercisable within 60 days.
(11)	Includes 34,167 shares held by Mr. Jones’ minor grandchildren, over which shares Mr. Jones has custodial power. Also includes 14,000 options exercisable within 60 days.
(12)	Includes 2,000 options exercisable within 60 days.
(13)	Includes 12,000 options exercisable within 60 days.
(14)
Includes 90,874 shares held in a family partnership of which Mr. Mansfield has sole voting power. Also, includes 1,200 options exercisable within 60 days and 1,026 shares held by Mr. Mansfield’s minor children over which shares Mr. Mansfield has custodial power.

(15)	Includes 11,900 shares held by Mr. McLeod’s wife of which shares Mr. McLeod disclaims beneficial ownership. Also includes 10,000 options exercisable within 60 days.
(16)	Includes 800 options exercisable within 60 days.
(17)	Includes 12,000 options exercisable within 60 days.
(18)
Includes 16,117 shares held by Mr. Scruggs’ wife, of which shares Mr. Scruggs disclaims beneficial ownership and 14,332 shares held by a family limited partnership. Also includes 20,000 options exercisable within 60 days.

(19)	Includes 61,133 shares held by Mr. Simmons’ wife, of which shares Mr. Simmons disclaims beneficial ownership. Also includes 14,000 options exercisable within 60 days.
(20)
Includes 17,576 shares held by Mr. Singletary’s wife, of which shares Mr. Singletary disclaims beneficial ownership. Includes 7,905 shares owned by Sing Bros., Inc., of which Mr. Singletary is the President, and 3,181 shares owned by Tripo, Inc., of which Mr. Singletary is also the President. Also includes 20,000 options exercisable within 60 days.

(21)	Includes 18,641 options exercisable within 60 days.
(22)	Includes 30,645 options exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of the officers, directors and shareholders of the Company named in this Proxy Statement and the Bank, and affiliates of such persons, have from time to time engaged in banking transactions with the Bank. Such persons are expected to continue these transactions in the future. Any loans or other extensions of credit made by the Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2006, loans to officers, directors, director nominees and shareholders of the Company named in this Proxy Statement and their affiliates amounted to an aggregate of $23,792,321.

In July 2006, the Bank invested in a limited partnership, which is managed by a separate entity affiliated with Mr. Dewar, for the purpose of owning Georgia low-income housing tax credits. The Bank invested $395,670 for up to $976,964 in Georgia low income housing tax credits over a ten year period from a certain qualifying low income housing property in Georgia managed by an entity affiliated with Mr. Dewar. The transaction was approved by the Bank’s Board of Directors with Mr. Dewar abstaining from the discussion and the vote.

In 2005, the Board of Directors of the Bank authorized the Bank to pledge $500,000 to Valdosta State University in honor of Mr. James L. Dewar, Sr., the founder of the Bank and the Company, and Mrs. Dorothy H. Dewar. Mr. and Mrs. Dewar are the parents of James L. Dewar, Jr. Mr. Dewar was not present during the deliberation and vote authorizing the pledge. During 2006, the Bank contributed $75,000 towards satisfying the pledge. At December 31, 2006, a balance of $250,000 remained on the pledge.

All related party transactions set forth above were subject to review by management and required approval by the Audit Committee or the disinterested directors of the Company. We believe that the terms for all of these related party transactions are at least as favorable as those that could be obtained from a third party.  All future related party transactions will require approval by the Audit Committee for potential conflict of interest situations, as permitted under NASDAQ Listing Standards Rule 4350(h). The term "related party transaction" is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company.

SHAREHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR’S
PROXY STATEMENT

Proposals of shareholders intended to be presented at the Company’s 2008 Annual Meeting of Shareholders must be received at the Company’s principal executive offices by December 21, 2007 in order to be eligible for inclusion in the Company’s Proxy Statement and form of proxy for that meeting.

OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION
AT NEXT YEAR’S ANNUAL MEETING

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2008 Annual Meeting of Shareholders, management will be able to vote proxies in its discretion if the Company: (i) receives notice of the proposal before the close of business on March 5, 2008, and advises shareholders in the 2008 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (ii) does not receive notice of the proposal prior to the close of business on March 5, 2008. Notices of intention to present proposals at the 2008 Annual Meeting of Shareholders should be addressed to Denise McKenzie, Secretary, PAB Bankshares, Inc., P.O. Box 3460, Valdosta, Georgia 31604-3460.

ANNUAL REPORTS

Copies of the Company’s 2006 Annual Report to Shareholders and Form 10-K, which includes the Company’s audited financial statements for the year ended December 31, 2006, are being mailed to all shareholders together with this Proxy Statement.

Appendix A

PAB BANKSHARES, INC.

AUDIT COMMITTEE CHARTER

The Board of Directors of PAB Bankshares, Inc. (the “Company”) and the members of the Audit Committee of the Board of Directors adopt the following:

Audit Committee Authority and Responsibilities:

The Audit Committee shall perform the duties assigned to it by Section 4.2 of the Company's Bylaws and by the Board of Directors.

The Audit Committee shall have the sole authority to appoint or replace the independent auditors (subject to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which should be approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors.

The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board of Directors. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

The Audit Committee shall annually review the Audit Committee's own performance.

The Audit Committee shall:

As to Financial Statement and Disclosure Matters:

1.	Review and discuss with management and the independent auditors the annual audited financial statements and Form 10-K, including disclosures made in management's discussion and analysis.

2.	Review and, where appropriate, discuss with management and the independent auditors, the Company's quarterly financial statements prior to the filing of its Form 10-Q.

3.
Discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss reports from the independent auditors on:

a.	Any critical accounting policies and practices to be used.
b.
Any alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

c.	Other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

5.
Review, and where appropriate, discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

6.
Discuss with management and the independent auditors the effect of applicable regulations and accounting profession initiatives on the Company's financial statements. Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

7.
Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

8.
Review with the Company’s CEO and CFO how they are meeting their obligations under the certification requirements of Sections 302 and 906 of Sarbanes-Oxley and question the CEO and CFO at least quarterly during their certification process for the Form 10-K and Form 10-Q about (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting or material weaknesses therein that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data; and, (ii) any fraud involving management or other employees who have a significant role in the Company's internal control over financial reporting..

As to Oversight of the Company's Relationship with the Independent Auditors:

1.
Obtain and review a written report from the independent auditors at least annually regarding (a) the independent auditors' internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditors and the Company and its employees and directors. Evaluate the qualifications, performance and independence of the independent auditors, including considering whether the auditors' quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditors' independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditors to the Board.

2.
Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

3.	Recommend to the Board policies for the Company's hiring of employees or former employees of the independent auditors who participated in any capacity in the audit of the Company.

4.
Discuss with the independent auditors matters of audit quality and consistency and any significant auditing or accounting issues presented by the audit engagement on which the audit team has consulted with their national office.

As to Oversight of the Company's Internal Audit Function:

1.	Review the appointment and replacement of the senior internal auditing executive.

2.	Review the significant issues raised in reports to management prepared by the internal auditing department and management's responses.

3.	Review at least annually the internal audit department and its mission, responsibilities, independence, budget and staffing and any recommended changes in the planned scope of the internal audit.

As to Compliance Oversight Responsibilities:

1.
Obtain from the independent auditors assurance that Section 10A(b) of the Exchange Act has not been implicated. Section 10A(b) relates to illegal acts that have come to the attention of the independent auditors during the course of the audit.

2.
Review at least annually with management, the Company's senior internal auditing executive and the independent auditors concerning whether the Company and its subsidiary entities are in conformity with applicable legal requirements and the Company's Code of Conduct. Review reports and disclosures of insider and affiliated party transactions. At least annually, make inquiry of the internal auditor as to (i) whether or not all of the directors, officers and employees of the Company have executed and delivered the Company’s Codes of Conduct and (ii) whether or not there have been any discovered or disclosed violations of any such Codes.

At least annually, review the Company’s Codes of Conduct and advise the Board with respect to recommended amendments thereto.

3.
Establish and implement procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

4.
Where not done so by the Board of Directors, discuss with management and the independent auditors any correspondence with regulators or governmental agencies any reports that raise material issues regarding the Company's financial statements or accounting policies.

5.	Discuss with the Company's General Counsel legal matters that may have a material impact on the financial statements or the Company's compliance policies.

Limitation of Audit Committee's Role:

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

The Charter of the Audit Committee was amended, restated and readopted in full by the Audit Committee on March 27, 2007 and the Board of Directors on March 27, 2007, during regularly scheduled meetings during which a quorum was present and voting.

This the 27th day of March, 2007.

/s/ Bill J. Jones
Bill J. Jones,
Chairman, Audit Committee, PAB Bankshares, Inc.

/s/ Denise G. McKenzie
Denise G. McKenzie, Secretary,
PAB Bankshares, Inc.

Revised:	December 23, 2003
June 28, 2005
January 31, 2006
March 27, 2007